UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2020

DOVER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-4018	53-0257888
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3005 Highland Parkway Downers Grove, Illinois	60515
(Address of Principal Executive Offices)	(Zip Code)

(630) 541-1540

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	DOV	New York Stock Exchange
1.250% Notes due 2026	DOV 26	New York Stock Exchange
0.750% Notes due 2027	DOV 27	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events

On May 6, 2020, Dover Corporation (the “Company”) entered into a $450 million 364-day revolving credit facility with a syndicate of nine banks (the “Lenders”), pursuant to a 364-Day Revolving Credit Agreement dated as of May 6, 2020 (the “Credit Agreement”) among the Company, the Lenders and Bank of America, N.A. as Administrative Agent (the “Agent”).

The Credit Agreement is intended to be used primarily for working capital and general corporate purposes, as well as to repay other debt of the Company.

The Lenders’ commitments under the Credit Agreement will terminate on May 5, 2021 (the “Maturity Date”). In the event of a drawdown, the outstanding principal balance of all such drawings will be due on the Maturity Date. However, if any event of default under the Credit Agreement, as described further below, has occurred and is continuing, the Lenders may accelerate and declare all of the Company’s obligations under the Credit Agreement due and payable and may terminate the commitments.

The Company is required to prepay outstanding amounts under the Credit Agreement upon an issuance or incurrence by the Company of indebtedness for borrowed money in an amount equal to the net proceeds of such indebtedness, subject to certain exceptions. Any prepayment made as a result of such event will reduce the commitments by such prepaid amount.

The Company may elect to have loans under the Credit Agreement bear interest at a rate determined by reference to LIBOR and an Alternate Base Rate (as defined in the Credit Agreement) based on a prime rate. For LIBOR loans, a specified applicable margin is added to the rate, ranging from 1.30% to 1.50%, set on the basis of the credit rating given to the Company’s senior unsecured debt by S&P and Moody’s. For Alternate Base Rate loans, a specified applicable margin is added to the rate, ranging from 0.30% to 0.50%, also set on the basis of the credit rating given to the Company’s senior unsecured debt by S&P and Moody’s. In the event LIBOR is unavailable, the Credit Agreement contemplates a mechanism for the determination of an alternate interest rate.

The Company will also pay a facility fee with a rate ranging from 0.20% to 0.50% (set on the basis of the rating accorded the Company’s senior unsecured debt by S&P and Moody’s) on the total amount of the commitments.

The Credit Agreement imposes various restrictions on the Company that are substantially similar to those in the Five-Year Credit Agreement dated as of October 4, 2019 among the Company, the lenders party thereto, the borrowing subsidiaries party thereto from time to time and JPMorgan Chase Bank, N.A. as Administrative Agent. Such restrictions include usual and customary limitations on the ability of the Company or any of its subsidiaries to grant liens upon their assets, and a prohibition on certain consolidations, mergers and sales and transfers of assets by the Company. In addition, the Company must maintain a minimum interest coverage ratio of EBITDA to consolidated net interest expense of not less than 3.00:1.00. The Credit Agreement includes usual and customary events of default for facilities of this nature (with specified grace periods in certain cases) and provides that, upon the occurrence and continuation of an event of default, payment of all amounts payable under the Credit Agreement may be accelerated and/or the Lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Credit Agreement will automatically become immediately due and payable and the Lenders’ commitments will automatically terminate.

The Company has customary corporate and commercial banking relationships with the Lenders and the Agent.

The foregoing summary does not purport to be complete and is qualified in its entirety by the full text of the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2020	DOVER CORPORATION
(Registrant)

	By:	/s/ Ivonne M. Cabrera
Ivonne M. Cabrera
Senior Vice President, General Counsel & Secretary